KARTS INTERNATIONAL INCORPORATED

                                  P.O. Box 695

                            Roseland, Louisiana 70456

             Information Statement Pursuant to Section 14(f) of the
               Securities Exchange Act of 1934 and Sec Rule 14f-1
                             Notice of Change in the
                       Majority of the Board of Directors

                                  June 6, 2000

         This Information Statement is being furnished to all holders of record at the close of business on June 2, 2000 of the common stock, par value $.001 per share ("Common Stock") of Karts International Incorporated, a Nevada corporation ("Karts" or the "Company"), in accordance with the requirements of
Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act") and Securities and Exchange Commission ("SEC") Rule 14f-1.

No Vote or Other Action by the Company's Shareholders Is Required in Response to this Information Statement. Proxies Are Not Being Solicited.

                                  INTRODUCTION

         As the Company has previously reported, on May 17, 2000, the Company sold 4,000,000 shares of its Series A voting, convertible preferred stock ("Series A Shares") to the Schlinger Foundation ("Schlinger"). The Series A shares have the right to elect a majority of the members of the Company's board of directors. Pursuant to this right, three of the Company's five directors have resigned and Schlinger has indicated its intention to elect three additional individuals to serve as directors of the Company. The new directors will not constitute a majority of the board until after the expiration of the ten day period beginning on the later of the date of the filing of this Information Statement with the SEC pursuant to Rule 14f-1 or the date of mailing of this Information Statement to the Company's shareholders.

         As of June 2, 2000, the Company had outstanding 5,799,320 shares of Common Stock, which are entitled to one vote each in the election of directors, and 4,000,000 Series A Shares. The Series A shares are convertible into 8,000,000 shares of Common Stock and each Series A Share has the right to one vote for each share of Common Stock into which such Series A Share may then be converted.

         Please read this Information Statement carefully. It contains certain biographical and other information concerning the executive officers and the directors to be appointed as a result of the sale of the Series A Shares. Additional information about the transactions completed in connection with the issuance of the Series A Shares is contained in the Company's Current Report on Form 8-K dated May 24, 2000, on file with the Securities and Exchange Commission. All Company filings, and exhibits, may be inspected without charge at the public reference section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained on the SEC's world wide website, www.sec.gov.

                        CHANGE IN CONTROL OF THE COMPANY

         After giving effect to the issuance of the Series A Shares, Schlinger has the right to vote approximately 58.0% of the total shares able to vote with respect to any matters on which the holders of Common Stock have the right to vote. In addition, as part of the transaction, the Company agreed to take all appropriate actions to provide for sufficient vacant seats on the Board of Directors so that the holder of the Series A Shares can hold a majority of the seats on the Board.



                             EXECUTIVE COMPENSATION

         The  following  Summary  Compensation  Table sets forth,  for the years indicated,  all cash  compensation  paid,  distributed  or accrued for services, including  salary  and bonus  amounts,  by the  Company  to its Chief  Executive
Officer.  No other  executive  officer of the Company  received  remuneration in excess of $100,000 during the referenced periods.  Certain  compensation related
tables   required  to  be  reported   have  been  omitted  since  no  applicable
compensation was awarded to, earned by or paid to any of the Company's executive officers in any fiscal year to be covered by such tables.

         Summary Compensation Table

                                                                                              Long-Term
                                                                                              ---------
                                                        Annual Compensation                  Compensation
                                                   -----------------------------             ------------
                                                                    Other Annual      Restricted
             Name/Title                  Year      Salary/Bonus     Compensation     Stock Awards   Options/SARs

Charles Brister, President and Chief     1999           $137,500            $  -0-       -0-                450,000
Executive Officer
Robert M. Aubrey, former President       1998            140,625         22,825(2)       -0-                200,000
and Chief Executive Officer(1)
V. Lynn Graybill, former Chairman of     1997            131,250               -0-       -0-                    -0-
the Board, Chief Executive Officer
and President(3)


-------------------
(1) Effective January 13, 1999, Robert M. Aubrey resigned as President, Chief Executive Officer and a member of the Board of Directors of the Company. See "--Employment Agreements and Related Matters."
(2)   Principally housing and transportation allowance.
(3) Effective January 15, 1998, V. Lynn Graybill resigned as Chairman of the Board, Chief Executive Officer and President of the Company. See "--Employment Agreements and Related Matters."

Employment Agreements and Related Matters

         In January 1999, Charles Brister was elected President and Chief Executive Officer of the Company. He will receive an annual salary of $150,000 to be paid after the end of the year in shares of the Company's Common Stock based on a formula to be determined by the Board of Directors. Effective February, 2000, Mr. Brister will receive his annual salary in cash. On October 19, 1999, the Company's Board of Directors ratified an Employment Agreement dated August 1, 1999 with Charles Brister to serve as the Company's President and Chief Executive Officer for a period of three years beginning February 1, 1999, with an automatic one year extension unless either the Company of the President provides a thirty (30) day written notice not to continue the Agreement. This Agreement provides the President with an annual salary of $150,000 per year, payable in either common stock of the Company or cash. Further, the President was granted 450,000 options to purchase shares of the Company's common stock at 100% of the closing bid price of the Company's common stock on the date of ratification and the options vest as follows: 100,000 at the ratification date of this Agreement, 150,000 on the second anniversary date of this Agreement; and 200,000 on the third anniversary date of this Agreement. Additionally, the President may be eligible to receive an annual bonus which shall be in the form of (a) options to purchase up to 50,000 shares of the Company's common stock, which shall vest immediately upon grant and expire five years from the grant date and (b) cash, not to exceed 15% of the President's base salary.

         Effective January 30, 1998, the Company entered into three-year Employment Agreement (the "Employment Agreement") with Robert M. Aubrey, whereby Mr. Aubrey agreed to serve as President and Chief Executive Officer of the Company. The Employment Agreement provided Mr. Aubrey with an annual base salary of $150,000 and options to purchase 200,000 shares of Common Stock at an exercise price of $3.25 per share.

         Effective January 13, 1999, Robert M. Aubrey resigned as President, Chief Executive Officer and as a director of the Company. On January 20, 1999,



the Company and Mr.  Aubrey  entered  into a Settlement  Agreement  and Full and
Final  Release  of All  Claims  (the  "Aubrey  Agreement")  for the  purpose  of satisfying and  discharging  all  obligations of the Company to Mr. Aubrey under the Employment  Agreement.  The Aubrey Agreement provides that the Company shall forgive up to $19,000 of  non-reimbursable  expenses  incurred by Mr. Aubrey and pay to Mr.  Aubrey  one  week  of  earned  vacation.  In  consideration  for the
foregoing,   Mr.   Aubrey   agreed  to  adhere   to  the   non-competition   and
non-solicitation  covenants set forth in the Employment  Agreement until January
13, 2001. As part of his separation from the Company,  the Company issued to Mr.
Aubrey options to purchase  15,000 shares of Common Stock at an option  exercise price of $1.06 per share which  options  were  granted to replace the options to purchase  200,000 shares of Common Stock that were canceled at  separation.  The options are vested and expire on January 20, 2004.

         Option Grants in Last Fiscal Year

                                                           Percent of Total
                               Number of Securities       Options Granted to
                                Underlying options        Employees in Fiscal     Exercise Price      Expiration
Name/Title                           Granted                     1999                 ($/sh)             Date
------------------                   -------                     -----                ------             ----

Charles Brister, President           450,000                     55.6                 $ 0.375      See footnote (1)
and Chief Executive Officer

-----------------
(1)      The options to purchase  the listed  shares  expire  periodically  from
         October 19, 2004 through October 19, 2006.

         Aggregate Fiscal Year End Option Values(1)

                                         Number of Securities Underlying          Value of Unexercised No Market
Name/Title                            Unexercised Options at Fiscal Year-end     Value Options at Fiscal Year-end
------------------------              --------------------------------------     --------------------------------
                                        Exercisable          Unexercisable        Exercisable       Unexercisable
                                        -----------          -------------        -----------       -------------
Charles Brister, President and            100,000               350,000             $ 37,500          $ 131,250
Chief Executive Officer


-------------
(1)   The  exercise  price per share of all  options  issued by the  Company was based on the closing bid price of the Company's  Common Stock as quoted on either the NASD  Electronic  Bulletin Board or the Nasdaq  SmallCap Market
      system, as applicable, on the date of grant of such options.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                 AND MANAGEMENT

      The  following  table sets forth certain  information  with respect to the ownership of the Company's  shares of Common Stock as of June 2, 2000 by each of
its  directors,   executive  officers  and  persons  known  by  the  Company  to beneficially  own 5% or more of the  outstanding  shares of the Common Stock and all executive officers and directors as a group.

                                                              Shares              Percent of
                                                            Beneficially       Shares Benefically
        Name                                                  Owned                 Owned
        ----                                                  -----                 -----
      Charles Brister (2)                                      2,254,007            30.1
      Richard N. Jones (3)                                        67,924             1.2
      Lawrence E. Schwall, III (4)(5)                            130,297             2.2
      Joseph R. Mannes (4)                                       167,364             2.8
      Ronald C. Morgan (4)                                       106,964             1.8
      Gary C. Evans (4)(6)                                       154,744             2.6
      Timothy P. Halter (4)(7)                                   478,260             8.1
      Halter Financial Group, Inc(4)(7).                         478,260             8.1
      Schlinger Foundation (8)                                11,174,511            70.7
      Linda S. Neubauer (9)                                      337,838             5.8
      Officers and directors as a group (7 persons)(10)        3,359,560            41.5


------------------
*Less than 1%.

(1) Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to the shares beneficially owned. Also, unless otherwise indicated, the address of each beneficial owner identified below is: c/o Karts International Incorporated, 62204 Commercial Street, P.O. Box 695, Roseland, Louisiana 70456.
(2) Includes options to purchase 100,000 shares of Common Stock at an exercise price of $0.375 per share exercisable until October 19, 2004, and 395,000 shares of the Company's 9% cumulative, convertible preferred stock ("9% Preferred Stock"), each share of which is convertible into four shares of Common Stock. Mr. Brister may be deemed to share voting power over 574,007 of these shares with the Schlinger Foundation pursuant to a Voting Agreement dated May 17, 2000.
(3) Includes options to purchase 60,000 shares of Common Stock at an exercise price of $1.50 to $0.375 per share exercisable until October 1, 2003 or October 19, 2004. Mr. Jones may be deemed to share voting power over 7,924 of these shares with the Schlinger Foundation pursuant to a Voting Agreement dated May 17, 2000.
(4) Includes 25,000 shares of the Company's 9% Preferred Stock, each share of which is convertible into four shares of Common Stock.
(5) Includes options to purchase 26,667 shares of Common Stock at an exercise price of $4.875 to $0.31 per share exercisable until January 30, 2002 or December 31, 2004.
(6) Includes 20,001 shares of Common Stock underlying warrants owned by Mr. Evans. (7) Mr. Halter is the sole stockholder, director and president of Halter Financial Group, Inc. ("HFG") and is therefore deemed to have beneficial ownership of the shares of Common Stock held by HFG. HFG and Mr. Halter's address is 7701 Las Colinas Ridge, Irving, Texas 75063.
(8) Includes 4,000,000 shares of the Company's Series A Shares, each of which is convertible into two shares of Common Stock and has the present right to the same number of votes, and 500,000 shares of the Company's 9% Preferred Stock, each of which is convertible into four shares of Common Stock. The Schlinger Foundation may be deemed to share voting power over 581,931 of these shares with Messrs. Brister and Jones pursuant to a Voting Agreement dated May 17, 2000. The Schlinger Foundation's address is c/o Evert Schlinger, Trustee, 1944 Edison Street, Santa Ynez, California 93460.
(9) Ms. Neubauer's address is 487 John Anderson Drive, Ormond Beach, Florida 32174.
(10) See preceding notes for an explanation of options, warrants, 9% Preferred Stock and Series A Shares included in this total.

Certain Relationships and Related Transactions

      The Company and Mr. Brister have entered into a Real Estate Option Right of First Refusal Agreement for the Roseland facility. Under the terms of this agreement, the Company may, at its sole option, purchase the real property and improvements for $550,000. The option expires on December 31, 2000. The Company and Mr. Brister have also entered into a lease agreement for the Roseland manufacturing facility, including the corporate offices, which expires in 2000. The monthly lease payment for the Roseland facility is $6,025 with certain adjustments. The Company believes these terms are comparable to existing market rates in the region.

      During 1999, Charles Brister provided temporary loans to the Company to provided interim working capital. These loans were documented by promissory notes bearing interest at rates between 8% and 12% and payable at various dates depending on the Company's successful completion of the private placement of equity securities. Notes totaling approximately $395,000 were converted into shares of the Company's 9% convertible preferred stock which the Company sold through the Private Placement dated March 31, 1999. At December 31, 1999, promissory notes totaling approximately $212,000 were still outstanding.

      In connection with the Company's sale of the Series A Shares to Schlinger, Blair Smith, a nominee for director, acted as an intermediary and received a fee of $340,000 from the Company for his services, which was paid upon closing of the transaction in May 2000.

      The Company believes that all the foregoing related-party transactions were on terms no less favorable to the Company than could reasonably be obtained from unaffiliated third parties. All future transactions with affiliates will be approved by a majority of disinterested directors of the Company and on terms no less favorable to the Company than those that are generally available from unaffiliated third parties.

                        DIRECTORS AND EXECUTIVE OFFICERS

Current Directors and Executive Officers

  The following table sets forth certain information concerning the current directors and executive officers of the Company:

Name                            Age          Position
----                            ---          --------

Timothy P. Halter(1)            33           Chairman, Secretary and Director
Charles Brister(1)(2)           47           President, Chief Executive Officer
                                               and Director
Richard N. Jones                47           Vice President, Administration and
                                               Chief Financial Officer
Lawrence E. Schwall, III        37           Vice President, Sales and Marketing
Joseph R. Mannes(2)             41           Director
Ronald C. Morgan(2)             52           Director
Gary C. Evans(1)                43           Director

-------------------
(1)   Members of the Company's Compensation Committee.
(2)   Members of the Company's Audit Committee.

      The Company may employ such additional management personnel as the Board of Directors of the Company deems necessary. The Company has not identified nor reached an agreement or understanding with any other individuals to serve in such management positions, but does not anticipate any difficulty in employing qualified individuals.

      Directors of the Company are elected by the stockholders at each annual meeting and serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed or their earlier resignation or removal from office.

      Information regarding the directors and management of the Company is set forth below.

      Timothy P. Halter has been Secretary and a director of the Company since February 1996, and Chairman since February 1998. Since May 1995, Mr. Halter has served as President of Halter Financial Group, Inc., a Dallas, Texas based financial consulting firm. From 1991 to 1995, Mr. Halter was President of Halter Capital Corporation, a diversified holding company.

      Charles Brister is President and Chief Executive Officer of the Company and has served in this capacity since January 1999. He previously served as President and Chief Executive Officer of Brister's from 1986 to April 1996. He has been a Director of the Company since March 1996.

      Richard N. Jones is Vice President, Administration and the Chief Financial Officer of the Company. Mr. Jones joined the Company in October 1998 and was elected to his current positions in March 1999. From January 1996 to October 1998, Mr. Jones served as Vice President - Manufacturing and Treasurer for Andretti, a manufacturer of concession go-karts. From June 1991 to January 1996, Mr. Jones was the Chief Financial Officer for Apogee Plastic Technologies, Inc., a vertically integrated plastic manufacturer that supplied computer and communication enclosures for IBM, Motorola, Texas Instruments and other customers. From February 1978 to April 1991, Mr. Jones worked for Hughes Supply, Inc., a NYSE listed manufacturer and wholesale distributor of electrical, plumbing and HVAC equipment and supplies. During his tenure as Corporate Controller, he was involved in both a secondary public offering and a convertible debenture offering, as well as numerous acquisitions. Mr. Jones graduated with a BSBA from the University of Central Florida in 1978.

      Lawrence E. Schwall, III, is the Vice President, Sales and Marketing of the Company and has served in this capacity since January 1997. Mr. Schwall's responsibilities include overseeing the development of the Company's sales and marketing strategies, market forecasting, and the development and presentation of product knowledge seminars for the Company's dealers and mass merchandisers. From December 1995 to January 1997, Mr. Schwall served as Territory Manager-- Commercial Lawn and Garden Dealers for Homelite, Inc., a subsidiary of Deere & Co. Homelite, Inc. is a manufacturer of hand-held products. While with Homelite, Inc., Mr. Schwall was responsible for producing training seminars for the company's customers. From August 1987 to December 1995, Mr. Schwall was OEM Engine Sales Manager for Delta Power, Inc. and was responsible for the sale and marketing of engines to existing customers and prospective accounts throughout the southern region of the United States. Mr. Schwall also served with the industrial division of Briggs & Stratton as communications liaison for Delta Power, Inc.

      Joseph R. Mannes has been a director of the Company since July 1996, and since October 1998 has been Chief Financial Officer and Secretary of Clearwire Technologies, Inc., a company offering broadband wireless Internet connectivity. From February 1996 until October 1998 was the Chief Financial Officer, Secretary and Treasurer of Interactive Creations Incorporated ("ICI"), and subsequently was General Manager of I-Magic Online (its successor company) a corporation offering real-time internet gaming services. From 1987 until joining ICI, Mr. Mannes was First Vice President in the Corporate Finance Department of Rauscher Pierce Refsnes, Inc., a Dallas, Texas stock brokerage company. From 1982 to 1987, Mr. Mannes was in the commercial lending division of the First National Bank of Boston, where he attained the position of Assistant Vice President. Mr. Mannes worked in both the Special Industry Group and the High Technology Group at First National Bank of Boston. Mr. Mannes graduated with an MBA in Accounting and Finance from the Wharton School, Graduate Division, of the University of Pennsylvania in 1982 and an A.B. from Dartmouth College in 1980. Mr. Mannes is a Chartered Financial Analyst.

      Ronald C. Morgan has been a director of the Company since July 1996. Since June 1980, Mr. Morgan has served as Chief Operating Officer, Executive Vice President and Director of The Leather Factory, Inc., an AMEX listed company ("TLF"). Mr. Morgan was a co-founder of TLF. Mr. Morgan was employed by the Tandy Leather Company for ten years prior to 1980, eventually attaining the position of Vice-President-- Eastern Division. Mr. Morgan received a B.S. degree from West Texas State University.

      Gary C. Evans has been a director of the Company since July 1996. Mr. Evans has served as President, Chief Executive Officer and a director of Magnum Hunter Resources, Inc. ("Magnum"), an American Stock Exchange oil and gas exploration and development company, since December 1995. Mr. Evans previously served as Chairman, President and Chief Executive Officer of Hunter Resources, Inc. ("Hunter") from September 1992 until its merger with Magnum. From December 1990 to September 1992, he served as President and Chief Operating Officer of Hunter. From 1985 to 1990, he was the founder and President of Sunbelt Energy, Inc., prior to its merger with Hunter. From 1981 to 1985, Mr. Evans was associated with the Mercantile Bank of Canada where he held various positions including Vice President and Manager of the Energy Division of the southwestern United States. From 1977 to 1981, he served in various capacities with National Bank of Commerce (currently BankTexas, N.A.) including Credit Manager and Credit Officer.

      There are no family relationships among any of the Company's officers and directors.

Proposed Directors

      At the closing of the sale of the Series A Shares, Messrs. Halter, Mannes and Morgan resigned as directors of the Company. Schlinger has indicated that it intends to elect Messrs. Blair Smith, Geoffrey Thayer, and Tim Pettinger to the board. Information concerning these nominees is included below.

      Mr. Smith, 40, has been engaged as an independent financial consultant and intermediary to public companies and investors for more than the past five years. He is currently a researcher and public speaker on Biblical, financial and family relationship issues.

      Mr. Thayer, 47, for more than the past five years has lectured as a pastor and lawyer in the field of comparative government, self-determination and Constitutional law.

      Mr. Pettinger, 37, has been Managing Director of Brekenridge Company, a real estate investment firm, from 1989 to the present, Managing Consultant for Morgancreek Company, a start up company specializing in real estate investments, from January 2000 to the present, and a business consultant from 1995 to the present.

Meetings and Committees of the Board of Directors

      The business of the Company is managed under the direction of the Board of Directors. The Board of Directors met on five occasions during calendar 1999 and acted by unanimous consent in lieu of meeting on one occasions during such period.

      The Board of Directors of the Company has established a Compensation Committee and Audit Committee. The Compensation Committee makes recommendations to the Board of Directors regarding the compensation of executive officers and administers the Company's employee benefit plans, if any. The Compensation Committee met on two occasions during calendar 1999. The Audit Committee is comprised of a majority of independent directors and its functions are to recommend to the Board of Directors the engagement of the Company's independent public accountants, review with such accountants the plans for and the results and scope of their auditing engagement and certain other matters relating to their services as provided to the Company. The Audit Committee met on one occasion during calendar 1999.

      The  Company  does  not  have  a  nominating   committee.   The  functions
customarily performed by a nominating committee are performed by the Board as a whole.

Compensation of Directors

      Each outside director of the Company is entitled to receive annual compensation of $6,000 for attendance of meetings of the Board and for serving on any committees of the Board. The Chairman of the Board of Directors of the Company is also entitled to receive monthly compensation of $5,000 for every month in which such individual serves in such capacity. The Company will reimburse directors for out-of-pocket expenses incurred for attending meetings.

Section 16(a) Beneficial Ownership Report Compliance

      The Company is not aware of any transactions in its outstanding securities by or on behalf of any director, executive officer or 10% holder of the Common Stock which would require the filing of any report pursuant to Section 16(a) that was not filed.

                                              Karts International Incorporated

Dated: June 6, 2000